Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-78053) pertaining to the Orbit/FR, Inc. stock option plan of our report dated March 14, 2008, with respect to the consolidated financial statements and schedule of Orbit/FR, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Hoberman, Miller, Goldstein & Lesser
April 14, 2009
New York, NY